Exhibit 4.2

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of March 30, 2020, among each undersigned subsidiary of the Issuer (as defined below) (the “Guaranteeing Party”), U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank National Association, as second priority collateral agent (“Second Priority Collateral Agent”), authenticating agent (“Authenticating Agent”), registrar (“Registrar”) and paying agent (“Paying Agent”).

WITNESSETH

WHEREAS, Arconic Rolled Products Corporation, a Delaware corporation (the “Issuer”), has heretofore executed and delivered to the Trustee that certain Indenture (the “Indenture”), dated as of February 7, 2020, providing for the issuance of an unlimited aggregate principal amount of 6.125% Senior Secured Second-Lien Notes due 2028 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Party shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Party shall fully and unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture, jointly and severally with each other Guarantor, on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. Each Guaranteeing Party hereby agrees as follows:

(a) Along with all other Guarantors named in the Indenture (including pursuant to any supplemental indentures), to fully, unconditionally and irrevocably guarantee on a senior unsecured basis, jointly and severally, to each Holder and to the Trustee, the Agents and their respective successors and assigns (a) the full and punctual payment of principal of and interest on the Notes when due, whether at Stated Maturity, by acceleration or otherwise, and all other monetary obligations of the Issuer under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other monetary obligations of the Issuer under the Indenture and the Notes (all such obligations set forth in clauses (a) and (b) above being hereinafter collectively called the “Guaranteed Obligations”). Subject to the provisions of Article 10 of the Indenture, such Guarantee shall remain in full force and effect until payment in full of all Guaranteed Obligations. Such Guaranteeing Party further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guaranteeing Party and that such Guaranteeing Party will remain bound under Article 10 of the Indenture notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Such Guaranteeing Party waives presentation to, demand of, payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Such Guaranteeing Party waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of such Guaranteeing Party hereunder shall not be affected by (a) the failure of any Holder, the Trustee or Agents to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Supplemental Indenture, the Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Supplemental Indenture, the Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder, the Trustee or Agents for the Guaranteed Obligations or any of them; (e) the failure of any Holder, the Trustee or Agents to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as set forth in Section 10.05 of the Indenture, any change in the ownership of such Guarantor.

(c) Such Guaranteeing Party further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or Agents to any security held for payment of the Guaranteed Obligations.

(d) Such Guaranteeing Party further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Trustee or Agents upon the bankruptcy or reorganization of the Issuer or otherwise.

(e) Such Guaranteeing Party further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Agents, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 of the Indenture for the purposes of such Guaranteeing Party’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6 of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guaranteeing Party for the purposes of Section 10.01 of the Indenture and this Supplemental Indenture.

(f) Such Guaranteeing Party also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Agents in enforcing any rights under Section 10.01 of the Indenture or this Supplemental Indenture.

(3) Limitation on Liability. The limitations of Section 10.02 of the Indenture shall apply to Section 2 of this Supplemental Indenture.

(4) Successors and Assigns. This Supplemental Indenture and Article 10 of the Indenture shall be binding upon each Guaranteeing Party and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Agents and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Trustee or the Agents, the rights and privileges conferred upon that party in this Supplemental Indenture, in the Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.

(5) No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Agents or the Holders in exercising any right, power or privilege under this Supplemental Indenture or Article 10 of the Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Agents and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture and Article 10 of the Indenture at law, in equity, by statute or otherwise.

(6) Merger, Consolidation or Sale of All or Substantially All Assets.

Section 5.02 of the Indenture shall apply to each Guaranteeing Party and such Guaranteeing Party shall be a Guarantor for such purpose.

(7) Releases.

Section 10.05 of the Indenture shall apply to the Guarantee of each Guaranteeing Party and such Guaranteeing Party shall be a Guarantor for such purpose.

(8) Contribution. If any Guaranteeing Party makes a payment under its Guarantee, it shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each other Guarantor, as applicable, in an amount equal to such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP. Calculation of each Guarantor’s pro rata portion of any payment shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(9) No Recourse Against Others. No director, officer, employee, incorporator or stockholder of any Guaranteeing Party shall have any liability for any obligations of the Issuer or the Guarantors (including such Guaranteeing Party) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(10) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(11) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(12) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

(13) The Trustee and the Agents. The Trustee and the Agents shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parties.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ARCONIC ROLLED PRODUCTS CORPORATION (to be known as ARCONIC CORPORATION)

By:	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Treasurer

ALUMAX LLC ARCONIC DAVENPORT LLC ARCONIC LAFAYETTE LLC ARCONIC MASSENA LLC ARCONIC TECHNOLOGIES LLC ARCONIC TENNESSEE LLC KAWNEER COMMERCIAL WINDOWS LLC KAWNEER COMPANY, INC. PIMALCO, INC.

By:	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Vice President and Treasurer

ARCONIC AEROSPACE LAMINATES INC.

ARCONIC ARCHITECTURAL PRODUCTS LLC

ARCONIC LANCASTER CORP.

ARCONIC PROPERTIES INC.

ARCONIC SERVICE LLC

ARCONIC TUBE SPECIALTIES INC.

ARCONIC WIRELESS NETWORK SERVICES INC.

CARADCO, INC.

HALETHORPE EXTRUSIONS, INC.

HALETHORPE SERVICES, INC.

KAWNEER ALUMINIUM DEUTSCHLAND, INC.

PLANT CITY EXTRUSIONS CORPORATION

RMC TEXAS, INC.

By:	/s/ Peter Hong
	Name:	Peter Hong
	Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael Judge
	Name:	Michael Judge
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Second Priority Collateral Agent

By:	/s/ Michael Judge
	Name:	Michael Judge
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Paying Agent, Registrar and Authenticating Agent

By:	/s/ Michael Judge
	Name:	Michael Judge
	Title:	Vice President